                            SCHEDULE 14A INFORMATION


                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO.    )

Filed by the Registrant [X]

File by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                               FRESH CHOICE, INC.
                (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         1)      Title of each class of securities to which transaction applies:

                 --------------------------------------------------------------

         2)      Aggregate number of securities to which transaction applies:

                 --------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                 --------------------------------------------------------------

         4)      Proposed maximum aggregate value of transaction:

                 --------------------------------------------------------------

         5)      Total fee paid:

                 --------------------------------------------------------------

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)      Amount Previously Paid:

                 --------------------------------------------------------------

         2)      Form, Schedule or Registration Statement No.:

                 --------------------------------------------------------------

         3)      Filing Party:

                 --------------------------------------------------------------

         4)      Date Filed:

                 --------------------------------------------------------------

                                  FRESH CHOICE


                                                             April 10, 1997


Dear Stockholder:

         This year's Annual Meeting of Stockholders will be held on Thursday, May 22, 1997 at 2:00 p.m. local time at the Santa Clara Convention Center, 5001 Great America Parkway, Santa Clara, California. You are cordially invited to attend.

         The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

         After reading the Proxy Statement, please promptly mark, sign, and return the enclosed proxy in the postage-prepaid envelope to ensure that your shares will be represented. Your shares cannot be voted unless you date, sign, and return the enclosed proxy or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and voting upon, the matters before our stockholders are important.

         A copy of the Company's Annual Report is also enclosed.

         The Board of Directors and Management look forward to seeing you at the annual meeting.

                                        Very truly yours,


                                        /s/ Charles A. Lynch
                                        Charles A. Lynch
                                        Chairman of the Board


                                        /s/ Everett F. Jefferson
                                        Everett F. Jefferson
                                        President and Chief Executive Officer

                                  FRESH CHOICE

                          2901 TASMAN DRIVE, SUITE 109
                             SANTA CLARA, CA 95054

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 22, 1997


Dear Stockholder:

         You are invited to attend the Annual Meeting of the Stockholders of Fresh Choice, Inc. (the "Company"), which will be held on May 22, 1997, at 2:00 p.m. at the Santa Clara Convention Center, 5001 Great America Parkway, Santa Clara, California 95054 for the following purposes:

         1. To elect two (2) Class II directors to hold office for a three-year term and until their respective successors are elected and qualified.

         2. To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending December 28, 1997.

         3. To transact such other business as may properly come before the meeting.

         Stockholders of record at the close of business on March 31, 1997 are entitled to notice of and to vote at this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal office of Fresh Choice, Inc.

                                        By order of the Board of Directors,


                                        /s/ Joan M. Miller
                                        JOAN M. MILLER
                                        Secretary

Santa Clara, California
April 10, 1997



                 IMPORTANT: PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE PREPAID ENVELOPE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

                               TABLE OF CONTENTS


GENERAL INFORMATION                                                        1
ELECTION OF DIRECTORS                                                      5
EXECUTIVE COMPENSATION AND OTHER MATTERS                                   8
  Summary Compensation Table                                               8
  Option Grants in Last Fiscal Year                                        9
  Aggregate Option Exercises And Fiscal Year-End Values                   10
  Compensation of Directors                                               11
  Change in Control and Severance Arrangements                            11
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION                   13
COMPARISON OF STOCKHOLDER RETURN                                          16
RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS                    17
STOCKHOLDER PROPOSALS TO BE PRESENTED                                     17
  AT NEXT ANNUAL MEETING
TRANSACTION OF OTHER BUSINESS                                             17

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS


                               FRESH CHOICE, INC.
                          2901 TASMAN DRIVE, SUITE 109
                         SANTA CLARA, CALIFORNIA  95054


         The accompanying proxy is solicited by the Board of Directors of Fresh Choice, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held May 22, 1997, and any adjournment thereof for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is April 10, 1997, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.


                              GENERAL INFORMATION

         Annual Report. An annual report for the fiscal year ended December 29, 1996, is enclosed with this Proxy Statement.

         Voting Securities. Only stockholders of record as of the close of business on March 31, 1997, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 5,661,428 shares of Common Stock of the Company, par value $.001 per share, issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one (1) vote for each share of stock held on the proposals presented in this Proxy Statement. The Company's bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

         Solicitation of Proxies. The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail through its regular employees, the Company will request banks, and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

         Voting of Proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly-executed proxy with a later date, or by attending the meeting and voting in person.

         Stock Ownership of Certain Beneficial Owners and Management. The following tables set forth certain information, as of February 28, 1997, with respect to the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company; (ii) each director and director-nominee of the Company; (iii) the Chief Executive Officer and the four other most highly-compensated executive officers of the Company whose salary and incentive compensation for the fiscal year ended December 29, 1996 exceeded $100,000; and (iv) all executive officers and directors of the Company as a group.

       NAME AND ADDRESS OF BENEFICIAL OWNERS                         SHARES OF COMMON STOCK OWNED(1)
       -------------------------------------                      -----------------------------------
                                                                  NUMBER OF                PERCENTAGE
                                                                    SHARES                  OF CLASS
                                                                  ----------               -----------
 Crescent Real Estate Equities Limited Partnership . . . . .      1,781,859(2)                 23.9%
         777 Main Street, Suite 2100
         Fort Worth, TX 76102

 T. Rowe Price Associates, Inc.(3) . . . . . . . . . . . . .       525,000                      9.3%
         100 East Pratt Street
         Baltimore, MD  21202

 Rosewood Venture Capital, Inc.  . . . . . . . . . . . . . .       507,431                      9.0%
         100 Crescent Court, Suite 1700
         Dallas, TX  75201

 Richard E. Rainwater4 . . . . . . . . . . . . . . . . . . .       496,400                      8.8%
         777 Main Street, Suite 2700
         Fort Worth, TX  76102

 Warburg, Pincus Counselors, Inc.(5) . . . . . . . . . . . .       358,865                      6.3%
         466 Lexington Avenue
         New York, NY  10017

 Dimensional Fund Advisors Inc.(6) . . . . . . . . . . . . .       328,500                      5.8%
         1299 Ocean Avenue, 11th Floor
         Santa Monaco, CA 90401

 M. Michael Casey(7) . . . . . . . . . . . . . . . . . . . .         2,000                          *

 Vern O. Curtis(8) . . . . . . . . . . . . . . . . . . . . .         2,000                          *

 Carl R. Hays(9) . . . . . . . . . . . . . . . . . . . . . .        12,827                          *

 Everett F. Jefferson  . . . . . . . . . . . . . . . . . . .        15,000                          *

 Charles A. Lynch(10). . . . . . . . . . . . . . . . . . . .        75,025                      1.3%

 Robert Ferngren(11) . . . . . . . . . . . . . . . . . . . .        38,498                          *

 Tim O'Shea(12). . . . . . . . . . . . . . . . . . . . . . .         2,166                          *

 David A. Anderson . . . . . . . . . . . . . . . . . . . . .             0                          *

 Executive officers and directors as a group (9 persons)(13)        117,267                     2.0%

__________________________________

* Less than 1%

(1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and dispositive power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

(2) Includes 1,187,906 shares of Series B Non-Voting Participating Convertible Preferred Stock ("Series B Preferred Stock") and 593,953 shares subject to an option to purchase Series C Non-Voting Participating Convertible Preferred Stock ("Series C Preferred Stock"). Does not include 1,187,906 shares of Series A Voting Participating Convertible Preferred Stock ("Series A Preferred Stock") that may be acquired at any time upon conversion of Series B Preferred Stock, because Series B Preferred Stock is included. After conversion of any shares of Series B Preferred Stock into Series A Voting Participating Convertible Preferred Stock (the "Series A Preferred Stock"), the holders of Series A Preferred Stock would have the right to elect a majority of the Board upon an event of noncompliance with certain financial covenants set forth in the Certificate of Determination of Preferences for the Series A Preferred Stock.


(3) Based on a Schedule 13G filed with the Securities and Exchange Commission (the "SEC") on February 11, 1997, T. Rowe Price Associates, Inc. and T. Rowe Price Small Cap Value Fund, Inc. each has sole power to vote all 525,000 shares, and no power to dispose of any of such shares.

(4) Does not include shares of preferred stock of the Company held by Crescent Real Estate Equities Ltd. Mr. Rainwater is the Chairman of the Board of Crescent Real Estate Equities, Inc., a corporation which indirectly holds approximately 80% of the limited partnership interest and approximately 1% of the general partnership interest in Crescent Real Estate Equities Ltd., and in which he holds a significant equity interest.

(5) Based on a Schedule 13G filed with the SEC on January 13, 1997, Warburg Pincus Counselors, Inc. serves as investment advisor to many accounts through which it has shared power to vote 13,865 shares, sole power to dispose of 13,865 shares, and sole power to vote or shared power to dispose of no shares.

(6) Based on a Schedule 13G filed with the SEC on February 11, 1997, Dimensional Fund Advisors Inc. has sole voting power of 220,600 shares and sole dispositive power of all 328,500 shares. All of such shares are owned by advisory clients of Dimensional Fund Advisors Inc.

(7) Includes 2,000 shares subject to stock options exercisable within sixty days of February 28, 1997.



(8) Includes 2,000 shares subject to stock options exercisable within sixty days of February 28, 1997.



(9) Includes 12,827 shares subject to stock options exercisable within sixty days of February 28, 1997.

(10) Includes 73,648 shares subject to stock options exercisable within sixty days of February 28, 1997.

(11) Includes 38,498 shares subject to stock options exercisable within sixty days of February 28, 1997.

(12) Includes 2,166 shares subject to stock options exercisable within sixty days of February 28, 1997.

(13) Includes an aggregate of 98,890 shares subject to stock options held by all executive officers and directors as a group exercisable within sixty days of February 28, 1997; does not include any shares held by Mr. Ferngren or Mr. Anderson as they were not officers of the Company on February 28, 1997.

    NAME AND ADDRESS OF
      BENEFICIAL OWNERS                                       SHARES OF PREFERRED STOCK OWNED(1)
    --------------------                    ------------------------------------------------------------------------
                                                   SERIES A               SERIES B                SERIES C
                                            ----------------------   ---------------------    ----------------------
                                             NUMBER OF  PERCENTAGE   NUMBER OF  PERCENTAGE    NUMBER OF   PERCENTAGE
                                              SHARES     OF CLASS     SHARES     OF CLASS      SHARES      OF CLASS
                                              ------     --------     ------     --------      ------      --------
Crescent Real Estate Equities Limited
Partnership                                 1,187,906(2)   100%     1,187,906(3)  100%           593,953(4)    100%
    177 Main Street, Suite 2100
    Fort Worth, TX  76102

__________________________________


(1) No shares of Preferred Stock except those listed in the table below are outstanding or may become outstanding within 60 days of February 28, 1997, and no one listed in the table above covering the Company's Common Stock has any rights to beneficially acquire such Preferred Stock.

(2) Represents 1,187,906 shares of Series B Preferred Stock that may be converted into Series A Preferred Stock at any time at the option of the holder. Series A Preferred Stock may be converted into Common Stock at any time at the option of the holder. After conversion of any shares of Series B Preferred Stock into Series A Voting Participating Convertible Preferred Stock (the "Series A Preferred Stock"), the holders of Series A Preferred Stock would have the right to elect a majority of the Board upon an event of noncompliance with certain financial covenants set forth in the Certificate of Determination of Preferences for the Series A Preferred Stock.

(3) Series B Preferred Stock is non-voting, but may be converted into Series A Preferred Stock or Common Stock at any time at the option of the holder. See also footnote 2 above.

(4) Represents shares subject to an immediately exercisable option. Series C Preferred Stock is non-voting, but may be converted into Common Stock at any time at the option of the holder.

                             ELECTION OF DIRECTORS

         The Company has a classified Board of Directors consisting of one Class I director (Vern O. Curtis), two Class II directors (Carl R. Hays and Charles A. Lynch), and two Class III directors (Everett F. Jefferson and M. Michael Casey), who will serve until the Annual Meetings of Stockholders to be held in 1999, 1997 and 1998, respectively, and until their respective successors are duly elected and qualified. At each Annual Meeting of Stockholders, directors are elected for a full term of three years to succeed those directors whose terms expire on the Annual Meeting dates.

         Management's nominees for election at the Annual Meeting of Stockholders to Class II of the Board of Directors are Carl R. Hays and Charles
A. Lynch. If elected, the nominees will serve as directors until the Company's Annual Meeting of Stockholders in 2000, and until their successors are elected and qualified. If either nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as management may designate.

         If a quorum is present and voting, the two nominees for Class II director receiving the highest number of votes will be elected as Class II directors. Abstentions and shares held by brokers that are present but not voted, because the brokers were prohibited from exercising discretionary authority (i.e., "broker non-votes"), will be counted as present for purposes of determining whether a quorum is present.


         The table below sets forth for the current directors, including the Class II nominees to be elected at this meeting, certain information with respect to age and background:


                                                                      POSITIONS                      DIRECTOR
 NAME                                          AGE                 WITH THE COMPANY                   SINCE
 ----                                         -----            ------------------------            -----------
 Class II directors to be elected at the 1997 Annual Meeting of Stockholders:

 Carl R. Hays                                   59     Incumbent Director and Management's             1989
                                                       Nominee

 Charles A. Lynch                               69     Chairman of the Board of the Company            1989
                                                       since March 1995, Incumbent Director
                                                       and Management's Nominee

 Class III directors whose terms expire at the 1998 Annual Meeting of Stockholders:

 M. Michael Casey                              51      Director                                        1996

 Everett F. Jefferson                          58      President and Chief Executive Officer           1997
                                                       of the Company and Director

 Class I director whose term expires at the 1999 Annual Meeting of Stockholders:

 Vern O. Curtis                                 62     Director                                        1996

         Mr. Hays has served as a Director of the Company since March 1989. Mr. Hays is currently a franchisee of Outback Steakhouse in Northern California. From November 1989 to January 1993, Mr. Hays was the Chief Operating Officer of Al Copeland Enterprises, the parent company of Popeye's Famous Fried Chicken and Church's Fried Chicken.

         Mr. Lynch was elected Chairman of the Board in March 1995 and has served as a Director of the Company since April 1989. Mr. Lynch also served as the Chief Executive Officer of the Company from May 1995 to November 1995.
From July 1989 to March 1995, Mr. Lynch was also the Chairman of Market Value Partners Company, an investment firm. From July 1988 to June 1989, he was the President and Chief Executive Officer of Levolor Corporation, a manufacturer of window coverings. From September 1986 to June 1988, he was the Chairman and Chief Executive Officer of DHL Airways, Inc., a provider of express courier service. From 1978 to 1986, Mr. Lynch was the Chairman of the Board and Chief Executive Officer of Saga Corporation, a diversified restaurant and food services company. Mr. Lynch is also a Director of Nordstrom, Inc., Pacific Mutual Insurance Companies, and PST Vans.

         Mr. Casey has been a Director of the Company since April 1996. Mr. Casey is currently Senior Vice President and Chief Financial Officer of Starbucks Corporation. From December 1986 to July 1995 Mr. Casey was Executive Vice President and Chief Financial Officer of Family Restaurants, Inc., the owner and operator of several restaurant chains, including Coco's, Carrow's, El Torito, Chi-Chi's, and Casa Gallardo. He also served from March 1988 to March 1993 as President and Chief Executive Officer of El Torito Restaurants, Inc., and from 1986 to 1993 as a Director of Family Restaurants, Inc. Prior to 1986 Mr. Casey was Vice President of W. R. Grace & Co., and Deputy Group Executive of its restaurant group.

         Mr. Jefferson was elected President and Chief Executive Officer and a Director of the Company in February 1997. From June 1996 to February 1997 Mr. Jefferson was an independent consultant. From June 1993 until June 1996 Mr. Jefferson was President and Chief Executive Officer of Cucina Holdings, Inc., the operator of Java City coffee and bakery. From March 1990 to June 1993 he was an independent consultant.


         Mr. Curtis has served as a director of the Company since April 1996. Since June 1991, Mr. Curtis has been self-employed as an investor. During this time Mr. Curtis devoted three years between June 1992 and June 1995 to full-time service for the Church of Jesus Christ of Latter-day Saints. From August 1988 to June 1991, Mr. Curtis was Dean of the School of Business and Economics of Chapman College, a liberal arts college in Orange, California. From 1968 to January 1987, Mr. Curtis served in various executive positions with Denny's, Inc., a diversified restaurant company of over 1,900 units, including serving as President and Chief Executive Officer from 1980 to 1987 and Chairman of the Board from 1985 to 1987. He currently serves on the Board of Directors of PIMCO Funds, a group of mutual funds that manages fixed income securities; PIMCO Commercial Mortgage Security Trust, Inc., a closed-end fund specializing in investment in commercial mortgage backed securities; and a group of 8 Real Estate Investment Trusts, each listed on the American Stock Exchange, which are affiliated with Storage Properties, Inc., the largest developer, manager and operator of mini-warehouses in the United States.

         During the fiscal year ended December 29, 1996, the Board held 6 meetings. No incumbent director attended fewer than 75% of the aggregate of such meetings of the Board and of any Committee of the Board on which he served.

         The Company does not have a standing Nominating Committee, but does have an Audit and Finance Committee and a Compensation Committee.

         The Audit and Finance Committee's function is to review, with the Company's independent auditors and management, the results of the examination of the Company's financial statements by the independent auditors and the independent auditors' opinion. The Audit and Finance Committee also approves all professional services performed by the independent auditors, recommends the retention of the independent auditors to the Board, subject to ratification by the stockholders, and periodically reviews the Company's accounting policies and internal accounting and financial controls. At the commencement of fiscal 1996, the members of the Audit and Finance Committee were Messrs. Hawley, Hays and Adams. In April 1996, Messrs. Casey and Curtis joined the Audit and Finance Committee, and Mr. Casey was elected Chairman effective upon the 1996 Annual Meeting of Stockholders. Mr. Hawley resigned from the Audit and Finance Committee effective at the end of his term as director immediately prior to the 1996 Annual Meeting, and Mr. Adams also resigned from the Audit and Finance Committee effective immediately prior to the 1996 Annual Meeting. The Audit and Finance Committee held two meetings during the fiscal year ended December 29, 1996.

         The Compensation Committee's function is to review and recommend executive compensation, including officer salary levels, incentive compensation programs, and stock option grants. At the commencement of fiscal 1996, the members of the Compensation Committee were Messrs. Adams, Hawley and Hays. In April 1996, Messrs. Casey and Curtis joined the Compensation Committee, and Mr. Curtis was elected Chairman of the Compensation Committee effective upon the 1996 Annual Meeting of Stockholders. Mr. Hawley resigned from the Compensation Committee effective at the end of his term as a director immediately prior to the 1996 Annual Meeting, and Mr. Adams also resigned from the Compensation Committee effective immediately prior to the 1996 Annual Meeting. The Compensation Committee held five meetings during the fiscal year ended December 29, 1996. For additional information concerning the Compensation Committee, see "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION."

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

         The following table sets forth information concerning the annual and long-term compensation of the Chief Executive Officer of the Company and the three other most highly-compensated executive officers of the Company as of December 29, 1996 whose total salary and incentive compensation for the fiscal year ended December 29, 1996 exceeded $100,000 for services in all capacities to the Company. The following table also sets forth the total salary and incentive compensation for each of such executive officers for the fiscal years ended December 31, 1995 and December 25, 1994.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM
                                                    ANNUAL COMPENSATION               COMPENSATION
                                       --------------------------------------------   ------------
                                                                                         AWARDS
                                                                                         ------
                                                                                       SECURITIES
      NAME AND PRINCIPAL                                                 OTHER         UNDERLYING        ALL OTHER
           POSITION            YEAR        SALARY          BONUS(1)      ANNUAL          OPTIONS       COMPENSATION
 ---------------------------   ----        ------          -----         ------          -------       ------------
 Charles A. Lynch              1996       $245,192           0          $1,097(2)         25,000         $ 1,212(3)
 Chairman of the Board         1995       $182,694(4)        0          $7,612(5)        100,000         $   840(3)
                               1994          --              --             --             4,969         $ 4,000(6)

 Robert Ferngren(7)            1996       $269,711        $50,000       $11,438(8)          0            $72,974(9)
 Former President and Chief    1995       $ 26,442(7)        0          $ 1,367(10)      220,000         $    13(3)
 Executive Officer             1994          --              --               --            --

 Tim O'Shea(11)                1996       $103,846(11)    $12,123       $ 9,534(12)         --           $63,402(13)
 Vice President, Marketing     1995          --              --               --            --              --
                               1994          --              --               --            --              --

 David A. Anderson(14)         1996       $181,442           0                --              0          $   167(3)
 Former Vice President and     1995       $185,000           0                --          5,000          $   174(3)
 Chief Financial Officer       1994       $ 51,942           0                --         30,000          $    30(3)





(1) No bonuses were paid to any of the named officers during fiscal years 1994 and 1995.

(2)      Represents telephone allowance.

(3) Reflects premium payments for group life insurance paid for by the Company on behalf of each employee with a base salary in excess of $50,000 ("Premium Payments") in stated fiscal year.

(4) Mr. Lynch, who has been a director of the Company since 1989, joined the Company as its Chairman of the Board in March 1995 and became Chief Executive Officer in May 1995. He served as Chief Executive Officer until the Company hired Mr. Ferngren in November 1995, and continues to serve as Chairman of the Board.

(5)      Includes $3,370 in telephone allowance and $4,242 in car allowance.

(6) Reflects amount paid for services rendered as a director in stated fiscal year.

(7) Mr. Ferngren joined the Company in November 1995 and resigned from the Company as President and Chief Executive Officer in February 1997.

(8)      Includes $1,500 in telephone allowance and $9,938 in car allowance.

(9)      Includes $72,876 in relocation expenses and $98 in Premium Payments.

(10)     Includes $250 in telephone allowance and $1,117 in car allowance.


(11)     Mr. O'Shea joined the Company in March 1996.

(12)     Represents $1,210 in telephone allowance and $8,324 in car allowance.

(13)     Includes $63,268 in relocation expenses and $134 in Premium Payments.

(14) Mr. Anderson resigned from the Company as Vice President and Chief Financial Officer in January 1997.

         The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the year ended December 29, 1996 to the persons named in the Summary Compensation Table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                         POTENTIAL REALIZABLE
                                                                                                       VALUE AT ASSUMED ANNUAL
                                                                                                         RATES OF STOCK PRICE
                                                                                                       APPRECIATION FOR OPTION
                               INDIVIDUAL GRANTS IN FISCAL 1996                                                 TERM(1)
-------------------------------------------------------------------------------------------             ----------------------
                                    NUMBER OF      % OF TOTAL
                                   SECURITIES       OPTIONS
                                   UNDERLYING      GRANTED TO
                                     OPTIONS      EMPLOYEES IN    EXERCISE OR    EXPIRATION
 NAME                              GRANTED(2)     FISCAL YEAR    BASE PRICE(3)      DATE                 5%            10%
 ----                             ---------      ------------     -----------    ----------             ---           ----
 Charles A. Lynch                   8,401(4)         13.77%         $6.375         1/17/06              $33,681          $85,355
                                   16,599(4)         27.21%         $6.375         1/17/06              $66,549         $168,648

 Robert Ferngren                        0              --             --              --                   --            --

 Tim O'Shea                        10,000            16.39%         $6.125         3/13/06              $38,520          $97,619

 David A. Anderson                      0              --             --              --                   --            --



(1) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the optionholders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved. One share of stock purchased in 1996 at $6.125 would yield profits of $3.85 per share at 5% appreciation over ten years, or $9.76 per share at 10% appreciation over the same period. One share of stock purchased in 1996 at $6.375 would yield profits of $4.01 per share at 5% appreciation over ten years, or $10.16 per share at 10% appreciation over the same period.

(2) Options granted during fiscal 1996 generally vest and become exercisable 20% one year from the date of grant, and 1/60 per month for each complete calendar month of continuous employment thereafter. See also footnote 4 and "EXECUTIVE COMPENSATION AND OTHER MATTERS -- Change in Control and Severance Arrangements."

(3) All options were granted at market value on the date of grant.

(4) The two options aggregating 25,000 shares granted to Mr. Lynch were immediately vested and exercisable. See "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION."


         The following table provides the specified information concerning unexercised options held as of December 29, 1996, by the persons named in the Summary Compensation Table:

   AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES(1)

                           NUMBER OF UNEXERCISED OPTIONS AT         VALUE OF UNEXERCISED IN-THE-
                                       12/29/96                     MONEY OPTIONS AT 12/29/96(1,2)
                           --------------------------------        ------------------------------
           NAME             EXERCISABLE(3)   UNEXERCISABLE         EXERCISABLE(3)   UNEXERCISABLE
     ----------------       -----------      -------------         -----------      -------------
 Charles A. Lynch             70,849            66,575                $7,130             0(4)

 Robert Ferngren              35,748           184,250                    0(4)           0(4)

 Tim O'Shea                        0            10,000                   --              0(4)

 David A. Anderson            14,749            20,250                    0(4)           0(4)




(1) Values are net of exercise price. None of the persons named in the Summary Compensation Table exercised options during fiscal 1996.

(2) Based on the 1996 year-end market price per share of $4.375 on December 27, 1996, the last trading date of the Company's fiscal year.

(3) Company stock option grants generally vest over five years and are exercisable only to the extent vested. See "Option Grants in Last Fiscal Year." Prior to March 1994, stock options grants were generally immediately exercisable, subject to the right of the Company to repurchase at the optionee's original purchase price unvested shares held upon termination of service, and became vested over five years.

(4) None of such shares have value in excess of their exercise price, based on the December 29, 1996 closing price of $4.375.

COMPENSATION OF DIRECTORS

         Each nonemployee director of the Company receives $750 cash compensation for each meeting of the Board of Directors that he attends. Each nonemployee director who is a member of a committee of the Board of Directors receives $500 cash compensation for attendance at each committee meeting. Each nonemployee director serving as a chairperson of a committee of the Board of Directors receives $1,000 cash compensation for such service during a fiscal year. The directors of the Company are reimbursed for expenses incurred in connection with attendance at Board of Directors or committee meetings.

         During fiscal 1993, the Company adopted, and the stockholders approved, an amendment to the Company's 1988 Stock Option Plan (the "Option Plan") to permit initial and annual automatic stock option grants ("Director Options") to certain nonemployee directors. Messrs. Casey and Curtis each received an initial automatic grant of 10,000 shares (an amount equal to $100,000 divided by the fair market value of a share of the Company's common stock on the date of the option grant, rounded to the nearest whole share, up to a maximum of 10,000 shares) upon their joining the Board of Directors in April 1996. In December 1996, each of the three eligible nonemployee directors (Messrs. Casey, Curtis and Hays) received an annual option grant for shares of the Company's common stock; Mr. Hays received a full grant of 3,000 shares (an amount equal to $50,000 divided by the fair market value of a share of the Company's common stock on the date of the option grant, rounded to the nearest whole share, up to a maximum of 3,000 shares), and Messrs. Casey and Curtis each received pro-rated grants of 2,170 shares based on the length of their service as directors.

CHANGE IN CONTROL AND SEVERANCE ARRANGEMENTS

         On or about November 9, 1995, the Company provided Robert Ferngren with an employment offer letter appointing him President and Chief Executive Officer; the offer letter was amended on July 29, 1996 to clarify certain terms. The offer letter provided that if the Company terminated Mr. Ferngren's employment without cause within the first two years of his employment, Mr. Ferngren would receive severance pay equal to two years' salary at the then-current rate. In the event of such termination without cause by the Company after the first two years, Mr. Ferngren would be entitled to severance pay equal to one year's salary at the then-current rate. "Cause" is defined as
(a) the willful and intentional failure substantially to perform his duties (other than because of physical or mental incapacity), (b) the commission of an illegal act in connection with his re-employment, or (c) the commission of any act which falls outside the ordinary course of his responsibilities and which exposes the Company to a significant level of undue liability. A determination of "cause" requires the affirmative vote of at least two- thirds of all members of the Board of Directors. In the event of a change in control of the Company, Mr. Ferngren's options to purchase the Company's Common Stock would become immediately vested and exercisable, and if he were terminated by the acquiring company, he would also be entitled to the above-described severance payments. Under the terms of the offer letter, "Change in Control" means an ownership change in which the stockholders of the Company before such ownership change do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company. Mr. Ferngren's resignation as an officer and director did not trigger any of the severance provisions of the offer letter.

         On or about January 30, 1997 the Company provided Everett F. Jefferson with an employment offer letter appointing him President and Chief Executive Officer. The offer letter provided that if the Company terminates Mr. Jefferson's employment without cause within the first two years of his employment, Mr. Jefferson would receive severance pay equal to two years' salary at the then-current rate, which is currently $275,000. In the event of such termination without cause by the Company after the first two years, Mr. Jefferson would be entitled to severance pay equal to one year's salary at the then-current rate. "Cause" is defined as (a) the willful and intentional failure substantially to perform his duties (other than because of physical or mental incapacity), (b) the commission of an illegal act in connection with his re- employment, or (c) the commission of any act which falls outside the ordinary course of his responsibilities and which exposes the Company to a significant level of undue liability. A determination of "cause" requires the affirmative vote of at least two-thirds of all members of the Board of Directors. In the event of a change in control of the Company, Mr. Jefferson's options to purchase the

Company's Common Stock would become immediately vested and exercisable, and if he were terminated by the acquiring company, he would also be entitled to the above-described severance payments. Under the terms of the offer letter, "Change in Control" means an ownership change in which the stockholders of the Company before such ownership change do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company.

         On or about January 24, 1997, the Company provided David Pertl with an employment offer letter appointing him Vice President and Chief Financial Officer. The offer letter provided that if the Company terminates Mr. Pertl's employment without cause, Mr. Pertl would receive severance pay equal to one year's salary at the then-current rate, which is currently $140,000. "Without cause" is defined as a layoff, approved by the President and/or Chairman of the Company, or a separation, voluntary or involuntary, as a result of a transfer of control. "Transfer of control" is defined as an ownership change in which the stockholders of the Company before such ownership change do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company.

         Beginning July 18, 1996, the Company has entered into Severance Agreements with each of its vice presidents who is an executive officer (other than such officers who have other severance arrangements) and Charles A. Lynch, its Chairman of the Board. These severance agreements provide that in the event of a layoff or a "Transfer of Control," the executive would be entitled to receive severance pay of nine months' continued salary for the vice presidents and 18 months' continued salary for Mr. Lynch. Under the terms of these severance agreements, "Transfer of Control" means an ownership change in which the stockholders of the Company before such ownership change do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company.

         The Company's 1988 Stock Option Plan, as amended (the "Option Plan"), provides that, with respect to options other than options granted to non-employee directors ("Director Options"), in the event of certain mergers, sale of assets, sale or exchange by the stockholders of their shares, or a liquidation or dissolution of the Company, in which the stockholders do not retain at least a majority of the voting stock of the Company or its successor (a "Transfer of Control"), the Board of Directors may arrange with the surviving, continuing, successor, or purchasing corporation, as the case may be (the "Acquiring Corporation"), to either assume the Company's rights and obligations under stock options outstanding under the Option Plan (the "Options"), or substitute options for the Acquiring Corporation's stock for such outstanding Options. Any Options which are neither assumed or substituted for by the Acquiring Corporation nor exercised as of the date of the Transfer of Control will terminate effective as of the date of the Transfer of Control.

         All shares subject to Director Options will become 100% vested and exercisable in the event of a Transfer of Control. Any Director Option not exercised as of the date of a Transfer of Control or assumed or substituted for by the Acquiring Corporation will terminate as of such date.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors at the commencement of the 1996 fiscal year was constituted of the three nonemployee directors of the Company, Messrs. Adams, Hawley and Hays. In April 1996, M. Michael Casey and Vern O. Curtis joined the Compensation Committee, and Mr. Curtis was elected Chairman of the Compensation Committee effective upon the 1996 Annual Meeting of Stockholders. Mr. Hawley resigned from the Compensation Committee effective at the end of his term as a director immediately prior to the 1996 Annual Meeting, and Mr. Adams also resigned from the Compensation Committee effective immediately prior to the 1996 Annual Meeting.

    The Compensation Committee is responsible for setting and administering the policies governing compensation of the executive officers of the Company, including cash compensation and stock ownership programs. The goals of the Company's compensation policy are to attract and retain executive officers who contribute to the overall success of the Company, by offering compensation which is competitive in the restaurant industry for companies of the Company's size, to motivate executives to achieve the Company's business objectives, and to reward them for their achievements. The Company generally uses salary, incentive compensation, and stock options to meet these goals.

         For fiscal year 1996, salaries were set by the Compensation Committee for each executive officer, including the Chief Executive Officer, within the range of salary for similar positions in other companies of similar size in Fresh Choice's industry, based on a number of available published surveys, which do not specifically identify companies, obtained by the Company's Human Resources Department and by outside consultants retained by the Company, as adjusted for the Company's projected revenue levels and regional salary differences. The approximately 20 comparison companies (as of the date of the survey) are all multi-location restaurant companies and are publicly traded companies. Salaries were generally targeted at the median of salaries among comparable companies, although the salaries are also adjusted based on each officer's experience, tenure, and prior performance. In determining the compensation to offer Mr. Lynch as Chairman of the Board, the Compensation Committee evaluated Mr. Lynch's expected contributions as Chairman, including the increased responsibilities of developing and implementing a restructuring plan and a strategic plan for the Company. The Company recruited a new Chief Executive Officer, Robert Ferngren, in November 1995. The Committee based Mr. Ferngren's salary on the ranges suggested by the above surveys and on negotiations with Mr. Ferngren to induce him to join the Company; this amount was not reviewed during fiscal 1996 since it was determined shortly before the year began. The Chief Executive Officer's salary for fiscal 1996 was in approximately the lower half of the applicable range of salaries for chief executive officers in similar-sized companies in the restaurant industry.

          In preparing the performance graph for this Proxy Statement, the Company has selected The University of Chicago Graduate School of Business Center for Research in Security Prices Index for Nasdaq Retail Eating and Drinking Places Stocks ("Nasdaq RE&D") as its peer group. The companies that the Company included in its stratified salary surveys are not necessarily those included in the indices, as such companies may not be competitive with the Company for executive talent or may not be publicly traded on the Nasdaq National Market. However, approximately 14 of the 15 salary comparison companies that currently trade on the Nasdaq National Market are included in this peer group.

         No incentive compensation plan was adopted for fiscal 1996 except for the Chief Executive Officer and one other executive officer, whose incentive bonuses were set forth in their respective offer letters. The Committee determined that Mr. Ferngren had fulfilled his responsibilities to the Company and approved the payment of the incentive bonus set forth in his offer letter, but considered that additional amounts would be inappropriate because of the financial condition of the Company. Incentive compensation was paid to only one other executive officer, who received a small bonus, also in accordance with the terms of his offer letter.

         The Company believes that employee equity ownership provides executive officers with significant additional motivation to maximize value for the Company's stockholders. Because the stock options are granted at the prevailing market price, the stock options will only have value if the Company's stock price increases over the exercise price. Therefore, the Committee believes that stock options will serve to align the interests of executive officers closely with other stockholders because of the direct benefit executive officers receive through improved stock performance.

         In fiscal 1996, the Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, stock option grants to certain of the executive officers. Grants in 1996 were recommended on the basis of the achievement of clearly defined objectives, and in each case the size of each grant was based upon the relative seniority and responsibilities of each executive officer, historical and expected contributions of each executive officer to the Company, and previous stock option grants. No grants were made to the Chief Executive Officer in view of the significant grants he had received in the prior fiscal year. The Committee granted two fully vested and exercisable options to purchase an aggregate of 25,000 shares to Mr. Lynch as a reward for his services in locating and recruiting a new President and Chief Executive Officer.

         Options were granted with exercise prices equal to the fair market value per share of Common Stock on the date of the grant, as determined by the Board of Directors. In order to encourage executive officers to remain in the Company's employ, stock option grants generally vest over five years. Options granted in fiscal 1996 vest over a five-year period, except the two options granted to Mr. Lynch. All options granted by the Company are exercisable only to the extent vested.

         In July 1996, the Compensation Committee considered methods to encourage senior management to maximize stockholder value in case of a "Transfer of Control." The Compensation Committee determined that agreements with severance provisions triggered under certain circumstances following a "Transfer of Control" would encourage management to remain with the Company during the negotiation of a merger, providing both the strongest possible negotiating team and strong management to make a successful transition, and would allow management to negotiate the terms of a merger without being distracted by concerns over the possible loss of their employment. In addition, the Committee determined to include provisions triggered by a layoff of the executive to enhance the likelihood of retaining key officers, even during periods when the Company's financial condition is not improving or is worsening. Accordingly, the Compensation Committee authorized the Company to enter into severance agreements with certain designated vice presidents and Charles A. Lynch, its Chairman of the Board. See "EXECUTIVE COMPENSATION AND OTHER MATTERS -- Change in Control and Severance Arrangements."

         Mr. Ferngren resigned as an officer and director of the Company in February 1997; the Board then elected Everett F. Jefferson as President and Chief Executive Officer. When hiring Mr. Jefferson, the Committee considered it important to provide him with long-term incentives. In February 1997, the Committee therefore granted Mr. Jefferson three options to purchase an aggregate of 220,000 shares based on his relative seniority, responsibilities and expected contribution to the Company. Two options, one for 100,000 shares under the Option Plan and the other for 65,000 shares outside the Option Plan, vest over the Company's normal five-year vesting schedule. The third option, for 55,000 shares granted outside the Option Plan, vests in one installment on the fifth anniversary of the grant.

         Due to negotiations to retain each of them and the above reasons, Mr. Ferngren's offer letter, as amended, and Mr. Jefferson's offer letter each contain provisions for severance payments in the event each is terminated not for cause or after a "change in control." See "EXECUTIVE COMPENSATION AND OTHER MATTERS -- Change in Control and Severance Arrangements." None of the severance provisions of Mr. Ferngren's offer letter were triggered by his resignation.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

         Effective January 1, 1994, the Internal Revenue Code (the "Code") was amended to impose a limit under section 162(m) on the amount of compensation which may be deducted by a publicly-held corporation with respect to the corporation's chief executive officer and its four other most highly-compensated officers, set at $1,000,000 per executive per year. Exemptions from this deductibility limit are provided for certain types of "performance-based compensation," including compensation related to stock option plans meeting certain criteria. In order to permit compensation under the Company's 1988 Stock Option Plan (the "Option Plan") to qualify for this exemption, the Board of Directors concluded that it would be advisable to establish certain restrictions on the granting of options under the Option Plan. These restrictions were approved at the 1994 Annual Meeting of Stockholders. The Compensation Committee does not believe that other components of the Company's compensation will be likely in the aggregate to exceed $1,000,000 for any executive officer in any year in the foreseeable future, and therefore concluded that no further action with respect to qualifying its executive compensation for deductibility of such compensation was necessary at this time. The policy of the Committee is to qualify executive compensation for deductibility under the applicable tax laws as practicable. In the future, the Committee will continue to evaluate the advisability of qualifying the deductibility of such compensation.


                                           COMPENSATION COMMITTEE


                                           Vern O. Curtis
                                           M. Michael Casey
                                           Carl R. Hays

                        COMPARISON OF STOCKHOLDER RETURN

         Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of The University of Chicago Graduate School of Business Center for Research in Security Prices ("CRSP") Index for the Nasdaq Stock Market (U.S. Companies) ("Nasdaq US") and the CRSP Index for Nasdaq Retail Eating and Drinking Places Stocks ("Nasdaq RE&D") for the period commencing on December 8, 1992(1) and ending on December 29, 1996(2).


 COMPARISON OF CUMULATIVE TOTAL RETURN FROM DECEMBER 8, 1992 THROUGH DECEMBER
                                  29, 1996(3)

  FRESH CHOICE, INC., CRSP INDEX FOR NASDAQ STOCK MARKET (U.S. COMPANIES) AND
                                CRSP INDEX FOR
                NASDAQ RETAIL EATING AND DRINKING PLACES STOCKS


                                   [GRAPH]


                                     12/8/92         12/24/92        12/23/93        12/23/94        12/29/95        12/27/96
                  Fresh Choice       $100.00         $180.77         $203.85         $75.00          $48.08          $33.65
                    Nasdaq US        $100.00         $99.79          $113.52         $112.30         $160.95         $192.21
                   Nasdaq RE&D       $100.00         $97.64          $100.56         $73.40          $90.73          $88.09

(1) The Company's initial public offering commenced on December 9, 1992. For purposes of this presentation, the Company has assumed that its initial offering price of $13.00 would have been the closing sales price on December 8, 1992, the day prior to commencement of trading.

(2) The last trading days in each of the fiscal years ended December 27, 1992, December 26, 1993, December 25, 1994, December 31, 1995 and
         December 29, 1996 were December 24, 1992, December 23, 1993, December 23, 1994, December 29, 1995 and December 27, 1996, respectively.

(3) Assumes that $100.00 was invested on December 8, 1992 in the Company's Common Stock at the Company's initial offering price of $13.00 and at the closing sales price for each index on that date and that all dividends were reinvested. No dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company selected, and by the affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders held on September 13, 1996, the stockholders approved Deloitte & Touche LLP as independent accountants to audit the financial statements of the Company for the fiscal year 1996. No event described in paragraph (a)(1)(v) of Item 304 of Regulations S-K has occurred within the Company's fiscal year ended December 29, 1996.

         The Board of Directors of the Company has selected Deloitte & Touche LLP as independent accountants to audit the financial statements of the Company for the fiscal year ending December 28, 1997. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

         The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANT'S FOR THE FISCAL YEAR ENDING DECEMBER 28, 1997.


                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

         Proposals of stockholders intended to be presented at the next Annual Meeting of the Stockholders of the Company must be received by the Company at its offices at 2901 Tasman Drive, Suite 109, Santa Clara, California 95054, no later than December 11, 1997, and must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals in order to be included in the Company's proxy statement for that meeting.


                         TRANSACTION OF OTHER BUSINESS

         At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                              By Order of the Board of Directors


                                              /s/ Joan M. Miller
                                              JOAN M. MILLER
                                              Secretary


April 10, 1997

PROXY

                              FRESH CHOICE, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                      SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints Charles A. Lynch and Everett F. Jefferson, and each of them, with full power of substitution to represent the undersigned and to vote all the shares of the stock of Fresh Choice, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Santa Clara Convention Center, 5001 Great America Parkway, Santa Clara, California, on Thursday May 22, 1997 at 2:00 p.m. local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Company's 1996 Annual Report to Stockholders.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED IN FAVOR OF PROPOSALS 1 AND 2.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

A VOTE FOR THE FOLLOWING PROPOSALS IS           Please mark your
RECOMMENDED BY THE BOARD OF DIRECTORS:          votes as indicated  [ X ]
                                                in this example.

Proposal 1.  Election of Class II Directors listed below:

                     FOR                                 WITHHOLD
                 all nominees                            AUTHORITY
                listed (except    [   ]                 to vote for   [   ]
                 as marked to                           all nominees
                the contrary)                             listed

             (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below.)

             Carl R. Hays                    Charles A. Lynch

Proposal 2.  To ratify the appointment          FOR   AGAINST   ABSTAIN
             of Deloitte & Touche LLP as
             the Company's independent          [ ]     [ ]       [ ]
             accountants for the fiscal
             year ending December 28, 1997.





Signature(s)                                          Date:
            -----------------------------------------      -------------------
Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE